Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of September 30, 2019 and revenue and expenses for the three and nine months ended September 30, 2019 and 2018 and cash flows for the nine months ended September 30, 2019 and 2018. The tables further present our assets, liabilities, revenue, expenses and cash flows that are intended to be attributed to the Liberty SiriusXM Group, Liberty Braves Group (“Braves Group”) and the Liberty Formula One Group (“Formula One Group”), respectively. The financial information should be read in conjunction with our condensed consolidated financial statements for the nine months ended September 30, 2019 included in this Quarterly Report on Form 10-Q.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, Braves Group and the Formula One Group, our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Braves and Liberty Formula One common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2019	2018
	amounts in millions
Cash and cash equivalents	$133	91
Investments in affiliates, accounted for using the equity method	$638	629
Intangible assets not subject to amortization	$25,678	23,781
Intangible assets subject to amortization, net	$1,632	942
Total assets	$31,004	28,292
Deferred revenue	$1,938	1,932
Long-term debt, including current portion	$8,857	7,858
Deferred tax liabilities	$1,856	1,673
Attributed net assets	$10,735	10,599
Noncontrolling interest	$5,666	5,108

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
	amounts in millions
Revenue	$2,011	1,468	5,732	4,275
Cost of services (1)	$(880)	(565)	(2,510)	(1,736)
Other operating expenses (1)	$(78)	(31)	(206)	(89)
Selling, general and administrative expense (1)	$(363)	(214)	(1,050)	(640)
Operating income (loss)	$454	455	1,174	1,184
Interest expense	$(115)	(95)	(326)	(291)
Income tax (expense) benefit	$(63)	(30)	(251)	(170)
Net earnings (loss) attributable to noncontrolling interests	$68	98	175	263
Earnings (loss) attributable to Liberty stockholders	$140	185	368	550
(1)	Includes stock-based compensation expense as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
	amounts in millions
Cost of services	$10	5	29	28
Other operating expenses	15	5	37	13
Selling, general and administrative expense	41	25	117	76
	$66	35	183	117

Braves Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2019	2018
	amounts in millions
Cash and cash equivalents	$142	107
Property and equipment, net	$766	1,041
Investments in affiliates, accounted for using the equity method	$104	92
Intangible assets not subject to amortization	$323	323
Intangible assets subject to amortization, net	$35	37
Total assets	$1,594	1,805
Deferred revenue	$52	54
Long-term debt, including current portion	$535	491
Deferred tax liabilities	$78	69
Attributed net assets	$426	446

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
	amounts in millions
Revenue	$212	200	442	410
Selling, general and administrative expense (1)	$(26)	(26)	(77)	(72)
Operating income (loss)	$21	45	6	29
Share of earnings (losses) of affiliates, net	$4	2	13	8
Unrealized gains (losses) on intergroup interest	$2	(13)	(26)	(46)
Income tax (expense) benefit	$(7)	12	(1)	11
Earnings (loss) attributable to Liberty stockholders	$12	41	(33)	(13)
(1)	Includes stock-based compensation of $4 million and $4 million for the three months ended September 30, 2019 and 2018, respectively, and $13 million and $9 million for the nine months ended September 30, 2019 and 2018, respectively.

Formula One Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2019	2018
	amounts in millions
Cash and cash equivalents	$419	160
Investments in affiliates, accounted for using the equity method	$956	920
Intangible assets not subject to amortization	$3,956	3,956
Intangible assets subject to amortization, net	$4,412	4,736
Total assets	$11,361	10,957
Long-term debt, including current portion	$5,329	5,039
Attributed net assets	$5,356	5,550

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
	amounts in millions
Revenue	$633	647	1,499	1,346
Cost of Formula 1 revenue	$(434)	(450)	(1,023)	(945)
Selling, general and administrative expense (1)	$(51)	(48)	(148)	(137)
Operating income (loss)	$32	31	(12)	(81)
Interest expense	$(48)	(49)	(149)	(143)
Share of earnings (losses) of affiliates, net	$58	58	74	66
Realized and unrealized gains (losses) on financial instruments, net	$26	19	(171)	110
Unrealized gains (losses) on intergroup interest	$(2)	13	26	46
Income tax (expense) benefit	$(28)	(34)	26	25
Earnings (loss) attributable to Liberty stockholders	$41	42	(184)	34
(1)	Includes stock-based compensation of $6 million and $7 million for the three months ended September 30, 2019 and 2018, respectively, and $21 million and $19 million for the nine months ended September 30, 2019 and 2018, respectively.

BALANCE SHEET INFORMATION

September 30, 2019

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$133	142	419	—	694
Trade and other receivables, net	632	49	97	—	778
Other current assets	225	102	137	—	464
Total current assets	990	293	653	—	1,936
Intergroup interest in the Liberty Braves Group (note 1)	—	—	252	(252)	—
Investments in affiliates, accounted for using the equity method (note 1)	638	104	956	—	1,698

Property and equipment, at cost	2,639	883	192	—	3,714
Accumulated depreciation	(1,275)	(117)	(92)	—	(1,484)
	1,364	766	100	—	2,230

Intangible assets not subject to amortization
Goodwill	15,816	180	3,956	—	19,952
FCC licenses	8,600	—	—	—	8,600
Other	1,262	143	—	—	1,405
	25,678	323	3,956	—	29,957
Intangible assets subject to amortization, net	1,632	35	4,412	—	6,079
Other assets	702	73	1,032	(62)	1,745
Total assets	$31,004	1,594	11,361	(314)	43,645

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 3)	$4	(7)	3	—	—
Accounts payable and accrued liabilities	1,240	57	240	—	1,537
Deferred revenue	1,938	52	245	—	2,235
Other current liabilities	74	17	19	—	110
Total current liabilities	3,256	119	507	—	3,882
Long-term debt (note 1)	8,857	521	5,329	—	14,707
Deferred income tax liabilities	1,856	78	—	(62)	1,872
Redeemable intergroup interest (note 1)	—	252	—	(252)	—
Other liabilities	634	206	166	—	1,006
Total liabilities	14,603	1,176	6,002	(314)	21,467
Equity / Attributed net assets	10,735	426	5,356	—	16,517
Noncontrolling interests in equity of subsidiaries	5,666	(8)	3	—	5,661
Total liabilities and equity	$31,004	1,594	11,361	(314)	43,645

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2019

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
SIRIUS XM Holdings revenue	$2,011	—	—	2,011
Formula 1 revenue	—	—	633	633
Other revenue	—	212	—	212
Total revenue	2,011	212	633	2,856
Operating costs and expenses, including stock-based compensation (note 2):
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	592	—	—	592
Programming and content	116	—	—	116
Customer service and billing	120	—	—	120
Other	52	—	—	52
Cost of Formula 1 revenue	—	—	434	434
Subscriber acquisition costs	101	—	—	101
Other operating expenses	78	145	—	223
Selling, general and administrative	363	26	51	440
Depreciation and amortization	135	20	116	271
	1,557	191	601	2,349
Operating income (loss)	454	21	32	507
Other income (expense):
Interest expense	(115)	(6)	(48)	(169)
Share of earnings (losses) of affiliates, net	(7)	4	58	55
Realized and unrealized gains (losses) on financial instruments, net	(10)	(2)	26	14
Unrealized gains (losses) on intergroup interest (note 1)	—	2	(2)	—
Other, net	(51)	—	4	(47)
	(183)	(2)	38	(147)
Earnings (loss) before income taxes	271	19	70	360
Income tax (expense) benefit	(63)	(7)	(28)	(98)
Net earnings (loss)	208	12	42	262
Less net earnings (loss) attributable to the noncontrolling interests	68	—	1	69
Net earnings (loss) attributable to Liberty stockholders	$140	12	41	193

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
SIRIUS XM Holdings revenue	$1,468	—	—	1,468
Formula 1 revenue	—	—	647	647
Other revenue	—	200	—	200
Total revenue	1,468	200	647	2,315
Operating costs and expenses, including stock-based compensation (note 2):
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	343	—	—	343
Programming and content	97	—	—	97
Customer service and billing	95	—	—	95
Other	30	—	—	30
Cost of Formula 1 revenue	—	—	450	450
Subscriber acquisition costs	110	—	—	110
Other operating expenses	31	106	—	137
Selling, general and administrative	214	26	48	288
Depreciation and amortization	93	23	118	234
	1,013	155	616	1,784
Operating income (loss)	455	45	31	531
Other income (expense):
Interest expense	(95)	(6)	(49)	(150)
Share of earnings (losses) of affiliates, net	(2)	2	58	58
Realized and unrealized gains (losses) on financial instruments, net	(51)	1	19	(31)
Unrealized gains (losses) on intergroup interest (note 1)	—	(13)	13	—
Other, net	6	—	4	10
	(142)	(16)	45	(113)
Earnings (loss) before income taxes	313	29	76	418
Income tax (expense) benefit	(30)	12	(34)	(52)
Net earnings (loss)	283	41	42	366
Less net earnings (loss) attributable to the noncontrolling interests	98	—	—	98
Net earnings (loss) attributable to Liberty stockholders	$185	41	42	268

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2019

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
SIRIUS XM Holdings revenue	$5,732	—	—	5,732
Formula 1 revenue	—	—	1,499	1,499
Other revenue	—	442	—	442
Total revenue	5,732	442	1,499	7,673
Operating costs and expenses, including stock-based compensation (note 2):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,684	—	—	1,684
Programming and content	338	—	—	338
Customer service and billing	352	—	—	352
Other	136	—	—	136
Cost of Formula 1 revenue	—	—	1,023	1,023
Subscriber acquisition costs	313	—	—	313
Other operating expenses	206	305	—	511
Selling, general and administrative	1,050	77	148	1,275
Acquisition and other related costs	83	—	—	83
Depreciation and amortization	396	54	340	790
	4,558	436	1,511	6,505
Operating income (loss)	1,174	6	(12)	1,168
Other income (expense):
Interest expense	(326)	(20)	(149)	(495)
Share of earnings (losses) of affiliates, net	(18)	13	74	69
Realized and unrealized gains (losses) on financial instruments, net	6	(6)	(171)	(171)
Unrealized gains (losses) on intergroup interest (note 1)	—	(26)	26	—
Other, net	(42)	1	23	(18)
	(380)	(38)	(197)	(615)
Earnings (loss) before income taxes	794	(32)	(209)	553
Income tax (expense) benefit	(251)	(1)	26	(226)
Net earnings (loss)	543	(33)	(183)	327
Less net earnings (loss) attributable to the noncontrolling interests	175	—	1	176
Net earnings (loss) attributable to Liberty stockholders	$368	(33)	(184)	151

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
SIRIUS XM Holdings revenue	$4,275	—	—	4,275
Formula 1 revenue	—	—	1,346	1,346
Other revenue	—	410	—	410
Total revenue	4,275	410	1,346	6,031
Operating costs and expenses, including stock-based compensation (note 2):
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,057	—	—	1,057
Programming and content	303	—	—	303
Customer service and billing	284	—	—	284
Other	92	—	—	92
Cost of Formula 1 revenue	—	—	945	945
Subscriber acquisition costs	352	—	—	352
Other operating expenses	89	247	—	336
Selling, general and administrative	640	72	137	849
Depreciation and amortization	274	62	345	681
	3,091	381	1,427	4,899
Operating income (loss)	1,184	29	(81)	1,132
Other income (expense):
Interest expense	(291)	(19)	(143)	(453)
Share of earnings (losses) of affiliates, net	(2)	8	66	72
Realized and unrealized gains (losses) on financial instruments, net	69	1	110	180
Unrealized gains (losses) on intergroup interest (note 1)	—	(46)	46	—
Other, net	23	2	12	37
	(201)	(54)	91	(164)
Earnings (loss) before income taxes	983	(25)	10	968
Income tax (expense) benefit	(170)	11	25	(134)
Net earnings (loss)	813	(14)	35	834
Less net earnings (loss) attributable to the noncontrolling interests	263	(1)	1	263
Net earnings (loss) attributable to Liberty stockholders	$550	(13)	34	571

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2019

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$543	(33)	(183)	327
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	396	54	340	790
Stock-based compensation	204	13	21	238
Share of (earnings) loss of affiliates, net	18	(13)	(74)	(69)
Unrealized (gains) losses on intergroup interest, net	—	26	(26)	—
Realized and unrealized (gains) losses on financial instruments, net	(6)	6	171	171
Noncash interest expense (benefit)	5	1	1	7
Deferred income tax expense (benefit)	232	7	(43)	196
Intergroup tax allocation	1	(6)	5	—
Intergroup tax (payments) receipts	(2)	22	(20)	—
Other charges (credits), net	58	8	(5)	61
Changes in operating assets and liabilities
Current and other assets	14	(37)	(38)	(61)
Payables and other liabilities	(26)	9	127	110
Net cash provided (used) by operating activities	1,437	57	276	1,770
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(14)	(4)	(7)	(25)
Cash proceeds from sale of investments	373	—	16	389
Cash paid for acquisitions, net of cash acquired	313	—	—	313
Capital expended for property and equipment	(239)	(72)	(27)	(338)
Sales of short term investments and other marketable securities	73	—	—	73
Other investing activities, net	2	—	(4)	(2)
Net cash provided (used) by investing activities	508	(76)	(22)	410
Cash flows from financing activities:
Borrowings of debt	4,943	75	—	5,018
Repayments of debt	(4,311)	(29)	(5)	(4,345)
Series C Liberty SiriusXM stock repurchases	(374)	—	—	(374)
Subsidiary shares repurchased by subsidiary	(1,959)	—	—	(1,959)
Cash dividends paid by subsidiary	(52)	—	—	(52)
Taxes paid in lieu of shares issued for stock-based compensation	(109)	(1)	9	(101)
Other financing activities, net	(41)	(6)	6	(41)
Net cash provided (used) by financing activities	(1,903)	39	10	(1,854)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(5)	(5)
Net increase (decrease) in cash, cash equivalents and restricted cash	42	20	259	321
Cash, cash equivalents and restricted cash at beginning of period	102	190	160	452
Cash, cash equivalents and restricted cash at end of period	$144	210	419	773

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$813	(14)	35	834
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	274	62	345	681
Stock-based compensation	117	9	19	145
Share of (earnings) loss of affiliates, net	2	(8)	(66)	(72)
Unrealized (gains) losses on intergroup interest, net	—	46	(46)	—
Realized and unrealized (gains) losses on financial instruments, net	(69)	(1)	(110)	(180)
Noncash interest expense (benefit)	(9)	4	(1)	(6)
Deferred income tax expense (benefit)	159	3	(30)	132
Intergroup tax allocation	21	(14)	(7)	—
Other charges (credits), net	2	9	2	13
Changes in operating assets and liabilities
Current and other assets	(33)	(3)	(83)	(119)
Payables and other liabilities	14	(30)	223	207
Net cash provided (used) by operating activities	1,291	63	281	1,635
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(397)	—	(6)	(403)
Cash proceeds from sale of investments	—	—	244	244
Cash paid for acquisitions, net of cash acquired	(1)	—	—	(1)
Capital expended for property and equipment	(239)	(15)	(11)	(265)
Other investing activities, net	5	33	5	43
Net cash provided (used) by investing activities	(632)	18	232	(382)
Cash flows from financing activities:
Borrowings of debt	1,899	123	288	2,310
Repayments of debt	(1,902)	(185)	(927)	(3,014)
Series C Liberty SiriusXM stock repurchases	(368)	—	—	(368)
Subsidiary shares repurchased by subsidiary	(662)	—	—	(662)
Cash dividends paid by subsidiary	(44)	—	—	(44)
Taxes paid in lieu of shares issued for stock-based compensation	(120)	—	(2)	(122)
Other financing activities, net	50	—	1	51
Net cash provided (used) by financing activities	(1,147)	(62)	(640)	(1,849)
Net increase (decrease) in cash, cash equivalents and restricted cash	(488)	19	(127)	(596)
Cash, cash equivalents and restricted cash at beginning of period	625	140	282	1,047
Cash, cash equivalents and restricted cash at end of period	$137	159	155	451

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)	A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Liberty SiriusXM Group, Liberty Braves Group (the “Braves Group”) and Formula One Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Therefore, the Liberty SiriusXM Group, Braves Group and Formula One Group do not represent separate legal entities, but rather represent those businesses, assets and liabilities that have been attributed to each respective group. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a company, such as Sirius XM Holdings Inc. (“SIRIUS XM Holdings”), Formula 1 or Live Nation Entertainment, Inc. (“Live Nation”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group, such as the Liberty SiriusXM Group or the Formula One Group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

The Liberty SiriusXM Group is comprised of our consolidated subsidiary, SIRIUS XM Holdings, corporate cash, Liberty’s 2.125% Exchangeable Senior Debentures due 2048 and its margin loan obligation incurred by a wholly-owned special purpose subsidiary of Liberty. As of September 30, 2019, the Liberty SiriusXM Group has cash and cash equivalents of approximately $133 million, which includes $79 million of subsidiary cash.

The Braves Group is comprised of our consolidated subsidiary, Braves Holdings, LLC (“Braves Holdings”), which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed use development project (the “Development Project”) and cash. As of September 30, 2019, the Braves Group has cash and cash equivalents of approximately $142 million, which includes $57 million of subsidiary cash.

The Formula One Group is comprised of all of the businesses, assets and liabilities of Liberty other than those specifically attributed to the Liberty SiriusXM Group or the Braves Group, including Liberty’s interests in Formula 1 and Live Nation Entertainment, Inc. (“Live Nation”), a minority equity investment in AT&T Inc., cash, an intergroup interest in the Braves Group, Liberty’s 1.375% Cash Convertible Notes due 2023 and related financial instruments, Liberty’s 2.25% Exchangeable Senior Debentures due 2046 and Liberty’s 1% Cash Convertible Notes due 2023. As of September 30, 2019, the Formula One Group has cash and cash equivalents of approximately $419 million, which includes $354 million of cash held by Formula 1.

The number of notional shares representing the intergroup interest held by the Formula One Group is 9,084,940, representing an approximate 15.1% intergroup interest in the Braves Group as of September 30, 2019. The intergroup interest is a quasi-equity interest which is not represented by outstanding shares of common stock; rather, the Formula One Group has an attributed value in the Braves Group which is generally stated in terms of a number of shares of stock issuable to the Formula One Group with respect to its interest in the Braves Group. Each reporting period, the notional shares representing the intergroup interest are marked to fair value. The change in fair value is recorded in the Unrealized gain (loss) on intergroup interest line item in the unaudited attributed condensed consolidated statements of operations. The Formula One Group’s intergroup interest is reflected in the Investment in intergroup interest line item, and the Braves Group liability for the intergroup interest is reflected in the Redeemable intergroup interest line item in the unaudited attributed condensed consolidated balance sheets. Both accounts are presented as noncurrent, as there are currently no plans for the settlement of the intergroup interest. Appropriate eliminating entries are recorded in the Company’s condensed consolidated financial statements.

As the notional shares underlying the intergroup interest are not represented by outstanding shares of common stock, such shares have not been officially designated Series A, B or C Liberty Braves common stock. However, Liberty has assumed that the notional shares (if and when issued) would be comprised of Series C Liberty Braves common stock in order to not dilute voting percentages. Therefore, the market price of Series C Liberty Braves common stock is used for the quarterly mark-to-market adjustment through the unaudited attributed condensed consolidated statements of operations.

Notes to Attributed Financial Information (Continued)

(unaudited)

The intergroup interest will remain outstanding until the redemption of the outstanding interest, at the discretion of the Company’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group to the Formula One Group.

For information relating to investments in affiliates accounted for using the equity method and debt, see notes 7 and 9, respectively, of the accompanying condensed consolidated financial statements.

(2)	Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, Braves Group and the Formula One Group based on the estimated percentage of time spent providing services for each group. On an annual basis estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Following the Recapitalization, stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)	The intergroup balance at September 30, 2019 and December 31, 2018 is primarily a result of timing of tax benefits.
(4)	The Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common stock, only Series A and Series B Liberty Braves common stock, or only Series A and Series B Liberty Formula One common stock.

At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.